                                    Exhibit 99.1

Contact
Black Box Corporation
David J. Russo
Executive Vice President, Chief Financial Officer and Treasurer
Phone: (724) 873-6788
Email: investors@blackbox.com

FOR IMMEDIATE RELEASE
BLACK BOX CORPORATION REPORTS FOURTH QUARTER FISCAL 2018 RESULTS

PITTSBURGH, PENNSYLVANIA, July 16, 2018 - Black Box Corporation (NASDAQ:BBOX), a leading digital solutions provider dedicated to helping customers design, build, manage and secure their IT infrastructure, today reported results for the fourth quarter of Fiscal 2018 and twelve-month period ended March 31, 2018.

Fourth Quarter Results

•	Revenues declined by $14.2 million or 6.8% to $194.0 million compared to the same period last year, while the revenue decline from the prior quarter was $0.9 million or 0.5%.

•
Gross profit margin was 27.3%, down 80 basis points from 28.1% for the same period last year. This decrease was primarily due to a decline in our higher margin legacy unified communication business and lower margin incremental projects in both our Products and Services segments during this quarter. The gross profit margin in the prior quarter was 27.0%.

•
Selling, general and administrative expenses were $58.8 million, up 4.3% from $56.4 million for the same period last year and down 0.3% from $59.0 million in the prior quarter. The increase from the comparable prior year period was primarily due to higher spending on the U.S.-based ERP project, partially offset by lower variable compensation costs.

•	The Company recorded a $9.7 million non-cash asset impairment charge related to the write down of intangible assets as a result of its annual impairment assessment.

•
Loss before income taxes was $19.3 million, compared to a loss before income taxes of $1.2 million for the same period last year and compared to a loss before income taxes of $9.8 million in the prior quarter.

•
Provision for income taxes was $31.7 million, compared to $0.6 million for the same period last year and compared to $18.1 million in the prior quarter. The variance from the statutory rate in the current quarter was principally due to a valuation allowance recorded on the Company's deferred tax assets.

•	Net loss was $51.0 million, compared to a net loss of $1.8 million for the same period last year and compared to a net loss of $27.9 million in the prior quarter.

•	Diluted loss per share was $3.37, compared to a diluted loss per share of $0.12 for the same period last year and compared to a diluted loss per share of $1.85 in the prior quarter.

•
Cash flow used for operating activities was $3.5 million, compared to cash flow provided by operating activities of $15.2 million for the same period last year and compared to cash flow used by operating activities of $27.5 million in the prior quarter. The variance compared to the prior quarter was principally due to improved working capital management.

Year to Date Results

                                    Exhibit 99.1

•	Revenues were $774.6 million, down 9.5% from $855.7 million for the prior year.

•
Gross profit margin was 27.7%, down 70 basis points from 28.4% last year. The decrease was primarily due to a decline in our higher margin legacy unified communication business and lower margin project work in our commercial services business within North America Services.

•
Selling, general and administrative expenses were $241.4 million, up 3.0% from $234.4 million last year. The increase was primarily due to higher spending on the U.S.-based ERP project, partially offset by lower variable compensation costs.

•	Loss before income taxes was $52.3 million, compared to a loss before income taxes of $5.3 million for the same period last year.

•
Provision for income taxes was $47.8 million, compared to $1.8 million for the same period last year. The variance from the statutory rate in fiscal 2018 was principally due to the impact of tax reform as well as a valuation allowance recorded on the Company’s deferred tax assets.

•	Net loss was $100.1 million, compared to a net loss of $7.1 million for the same period last year.

•	Diluted loss per share was $6.64, compared to a diluted loss per share of $0.47 for the same period last year.

•	Cash flow used for operating activities was $46.6 million, compared to cash flow provided by operating activities of $39.9 million for the same period last year.
CEO Comment

“I have spent the last few weeks visiting with customers and hearing about the critical and valued services we are providing,” stated Joel Trammell, President and CEO. “I have assured them as well as our vendors and employees that we have many work streams in process that are intended to restore the profitability and financial health of Black Box. Our Credit Agreement Amendment was only step one. The sale of our Federal Business will be step two. As mentioned in our Form 10-K, the next steps include plans to potentially restructure, refinance and/or sell additional assets. Of course, during this time, we are also working to improve the operating profitability and cash flow of our Company.”

“I am pleased with our operating results given the issues we have been dealing with as noted in our recent filings,” continued Mr. Trammell.  “This quarter marks the fourth consecutive quarter where revenue has been relatively flat. Our operations teams have done a great job of remaining focused on serving our clients well, despite the distractions.  I would like to acknowledge our lenders for providing us the additional support to smoothly operate our business. Additionally, I thank our customers, vendors, suppliers and team members who continue to support our efforts.  They are the reason I am proud to be leading Black Box.”

Mr. Trammell concluded by saying, “While we continue to face many challenges, our expectations for the first quarter of Fiscal 2019 is for flat to slightly lower revenues and improved gross profit margin.”

Earnings Conference Call

The Company will conduct a conference call beginning at 10:00 a.m. Eastern Time today, July 16, 2018. Joel Trammell, President and Chief Executive Officer, will host the call. To listen only to the live webcast, access the event at http://investor.blackbox.com/events.cfm. To participate in the teleconference, dial 877-303-3145 (USA) or 253-237-1194 (International) approximately 15 minutes prior to the starting time and ask to be connected to conference 8580458. A replay of the audio webcast will be available at http://investor.blackbox.com/events.cfm for a limited period of time.
About Black Box
Black Box is a leading digital solutions provider dedicated to helping customers design, build, manage and secure their IT infrastructure. Black Box delivers high-value products and services through its global presence and 3,264 team members. To learn more, visit the Black Box Web site at http://www.blackbox.com.
Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.

                                    Exhibit 99.1

Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. You can identify these forward-looking statements by the fact that they use words such as "should," "anticipate," "estimate," "approximate," "expect," "target," "may," "will," "project," "intend," "plan," "believe" and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include, among others, liquidity, compliance with bank covenants, our going concern qualification, the Company's arrangements with its vendors and subcontractors, levels of business activity and operating expenses, expenses relating to compliance requirements, cash flows, global economic and business conditions, the timing and costs of restructuring programs and other initiatives, such as our enterprise resource planning system initiatives, successful marketing of the Company's product and services offerings, successful implementation of the Company's integration initiatives and successful implementation of the Company's government contracting programs, as well as competition, changes in foreign, political and economic conditions, fluctuating foreign currencies compared to the U.S. dollar, rapid changes in technologies, client preferences, government budgetary constraints and various other matters, many of which are beyond the Company's control. Additional risk factors are included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed contemporaneously with this Form 8-K. We can give no assurance that any goal, plan or target set forth in forward-looking statements will be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments and caution you not to unduly rely on any such forward-looking statements.

                                    Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

In millions and may not foot due to rounding	March 31, 2018	March 31, 2017
Assets
Cash and cash equivalents	$33.5	$14.2
Accounts receivable, net	114.5	128.5
Inventories, net	27.0	25.4
Costs/estimated earnings in excess of billings on uncompleted contracts	82.4	71.9
Assets held for sale	0.2	—
Other assets	29.3	28.5
Total current assets	286.8	268.6
Property, plant and equipment, net	24.2	29.1
Intangibles, net	50.2	68.8
Deferred tax asset	6.5	53.5
Other assets	8.6	7.0
Total assets	$376.3	$427.1
Liabilities
Accounts payable	$64.8	$69.9
Accrued compensation and benefits	17.3	21.6
Deferred revenue	27.7	31.6
Billings in excess of costs/estimated earnings on uncompleted contracts	14.7	16.5
Short-term debt	157.8	1.0
Other liabilities	26.8	37.0
Total current liabilities	309.0	177.5
Long-term debt	0.5	88.8
Other liabilities	16.5	19.2
Total liabilities	$326.0	$285.5
Stockholders’ equity
Common stock	$—	$—
Additional paid-in capital	510.0	506.4
Retained earnings	(35.7)	66.2
Accumulated other comprehensive income (loss)	(8.0)	(15.5)
Treasury stock, at cost	(416.0)	(415.6)
Total stockholders’ equity	$50.3	$141.6
Total liabilities and stockholders’ equity	$376.3	$427.1

                                    Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In millions, except per share amounts and may not foot due to rounding	4Q18	3Q18	4Q17	FY18	FY17
Revenues
Products	$32.9	$34.4	$36.7	$137.4	$154.9
Services	161.1	160.5	171.4	637.3	700.8
Total	194.0	194.9	208.1	774.6	855.7
Cost of sales
Products	18.3	21.1	21.0	79.6	91.3
Services	122.7	121.1	128.7	480.3	521.5
Total	141.0	142.2	149.7	559.9	612.8
Gross profit	53.0	52.7	58.4	214.8	243.0
Selling, general & administrative expenses	58.8	59.0	56.4	241.4	234.4
Asset impairments	9.7	—	—	11.2	0.5
Intangibles amortization	1.6	1.6	2.3	7.5	9.3
Operating income (loss)	(17.1)	(7.9)	(0.3)	(45.3)	(1.3)
Interest expense, net	2.1	1.7	1.0	6.9	4.4
Other expenses (income), net	0.1	0.2	(0.1)	0.2	(0.4)
Income (loss) before provision for income taxes	(19.3)	(9.8)	(1.2)	(52.3)	(5.3)
Provision (benefit) for income taxes	31.7	18.1	0.6	47.8	1.8
Net income (loss)	$(51.0)	$(27.9)	$(1.8)	$(100.1)	$(7.1)
Earnings (loss) per common share
Basic	$(3.37)	$(1.85)	$(0.12)	$(6.64)	$(0.47)
Diluted	$(3.37)	$(1.85)	$(0.12)	$(6.64)	$(0.47)
Weighted-average common shares outstanding
Basic	15.1	15.1	15.2	15.1	15.1
Diluted	15.1	15.1	15.2	15.1	15.1
Dividends per share	$—	$—	$0.12	$0.12	$0.48

                                    Exhibit 99.1

BLACK BOX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In millions and may not foot due to rounding	4Q18	3Q18	4Q17	FY18	FY17
Operating Activities
Net income (loss)	$(51.0)	$(27.9)	$(1.8)	$(100.1)	$(7.1)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities
Intangibles amortization	1.6	1.6	2.3	7.5	9.3
Depreciation	2.2	2.5	2.3	9.5	9.4
Loss (gain) on sale of property	(1.4)	—	(0.1)	(1.4)	(1.0)
Deferred taxes	32.8	17.7	(2.6)	48.6	1.4
Stock compensation expense	0.1	0.1	0.7	3.5	4.6
Asset impairment loss	9.7	—	—	11.2	0.5
Provision for obsolete inventory	0.4	0.5	0.5	1.2	10.7
Provision for (recovery of) doubtful accounts	0.6	0.1	0.5	1.2	1.4
Changes in operating assets and liabilities (net of acquisitions)
Accounts receivable	9.3	0.6	5.0	15.2	8.1
Inventories	3.7	(3.4)	0.2	(0.7)	6.3
Costs/estimated earnings in excess of billings on uncompleted contracts	4.7	(14.4)	3.4	(10.0)	(5.5)
All other assets	(0.1)	1.8	0.4	0.7	(1.7)
Accounts payable	(14.8)	2.1	10.1	(10.8)	12.5
Billings in excess of costs/estimated earnings on uncompleted contracts	(0.9)	1.9	(1.7)	(1.9)	(3.9)
All other liabilities	(0.4)	(10.7)	(4.0)	(20.1)	(5.1)
Net cash provided by (used for) operating activities	$(3.5)	$(27.5)	$15.2	$(46.6)	$39.9
Investing Activities
Capital expenditures	$(0.8)	$(0.9)	$(1.0)	$(4.5)	$(7.2)
Capital disposals	1.6	—	0.1	1.7	3.7
Net cash provided by (used for) investing activities	$0.8	$(0.9)	$(0.9)	$(2.8)	$(3.4)
Financing Activities
Proceeds (repayments) from long-term debt	$14.4	$12.3	$(5.7)	$61.3	$(31.3)
Proceeds (repayments) from short-term debt	(1.9)	2.2	(5.0)	5.2	(4.7)
Deferred financing costs	(0.1)	—	—	(0.7)	(1.0)
Purchase of treasury stock	—	—	(2.0)	(0.4)	(2.5)
Payment of dividends	—	—	(1.8)	(3.6)	(7.1)
Increase (decrease) in cash overdrafts	5.4	0.4	0.7	4.7	1.1
Net cash provided by (used for) financing activities	$17.9	$14.9	$(13.8)	$66.6	$(45.6)
Foreign currency exchange impact on cash	$(0.1)	$1.5	$—	$2.1	$(0.2)
Increase/(decrease) in cash and cash equivalents	$15.1	$(12.1)	$0.4	$19.2	$(9.3)
Cash and cash equivalents at beginning of period	18.4	30.5	13.8	14.2	23.5
Cash and cash equivalents at end of period	$33.5	$18.4	$14.2	$33.5	$14.2

                                    Exhibit 99.1

Non-GAAP Financial Measures
As a supplement to United States Generally Accepted Accounting Principles ("GAAP"), the Company provides non-GAAP financial measures such as operating income before provision for income taxes ("EBIT"), operating net income or operating net loss, operating earnings per share ("EPS"), revenues excluding foreign currency, adjusted operating income, Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Operating EBITDA and free cash flow to illustrate the Company's operational performance. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly-titled measures of the Company's competitors due to potential differences in the exact method of calculation. However, each of the amounts included in the calculation of non-GAAP financial measures are computed in accordance with GAAP. See below for reconciliations to the most directly comparable GAAP financial measures.
Management uses these non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and associated operating budgets, (c) to allocate resources and (d) to measure operational profitability. Management uses similar non-GAAP measures as an important factor in determining variable compensation for Management and its team members.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.
Operating EBIT, Operating Net Income and Operating EPS
Management believes that operating EBIT, defined by the Company as net income (loss) plus provision (benefit) for income taxes and adjustments, operating net income, defined by the Company as operating EBIT less operational income taxes, and operating EPS, defined as operating net income divided by weighted average common shares outstanding (diluted), provide investors additional important information to enable them to assess, in the way Management assesses, the Company's current and future operations. Adjustments include intangibles amortization, which is a non-cash charge, and restructuring expense and gains/losses on sales of facilities, each of which are cash charges.
A reconciliation of Net income (loss) to operating EBIT and Operating net income (loss) is presented below:

In millions and may not foot due to rounding	4Q18	3Q18	4Q17	FY18	FY17
Net income (loss)	$(51.0)	$(27.9)	$(1.8)	$(100.1)	$(7.1)
Provision (benefit) for income taxes	31.7	18.1	0.6	47.8	1.8
Effective tax rate	(164.1)%	(185.3)%	(53.7)%	(91.3)%	(33.2)%
Income (loss) before provision for income taxes	$(19.3)	$(9.8)	$(1.2)	$(52.3)	$(5.3)

Adjustments
Intangibles amortization	$1.6	$1.6	$2.3	$7.5	$9.3
Restructuring expense	0.1	1.0	0.6	5.6	4.7
Accounts receivable impairment loss	—	—	—	—	0.3
Inventory impairment loss	—	—	—	—	9.1
Loss (gain) on sale of assets	(1.4)	—	—	(1.4)	(0.9)
Asset impairment loss	9.7	—	—	11.2	0.5
Total pre-tax adjustments	$10.1	$2.6	$2.9	$22.9	$23.1

Operating EBIT	$(9.3)	$(7.2)	$1.7	$(29.4)	$17.8
Operational effective tax rate	25.0%	35.0%	35.0%	33.7%	35.0%
Operational income taxes (1)	(2.3)	(2.5)	0.6	(9.9)	6.2
Operating net income (loss)	$(6.9)	$(4.7)	$1.1	$(19.5)	$11.6
(1) The effective tax rate used to determine operational income taxes is based on the Company's projected full-year ordinary income tax expense and the projected full-year impact of certain discreet tax items.

                                    Exhibit 99.1

A reconciliation of Diluted earnings (loss) per share to operating EPS is presented below:

May not foot due to rounding	4Q18	3Q18	4Q17	FY18	FY17
Diluted EPS	$(3.37)	$(1.85)	$(0.12)	$(6.64)	$(0.47)
EPS impact *	2.97	1.54	0.19	5.37	1.23
Operating EPS	$(0.40)	$(0.31)	$0.07	$(1.27)	$0.77
* EPS impact is the result of excluding the provision for income taxes and the adjustments and utilizing an operational effective tax rate.
EBITDA, Operating EBITDA and Adjusted EBITDA
Management believes that EBITDA, defined as Net income (loss) plus provision (benefit) for income taxes, interest, depreciation and amortization, is a widely-accepted measure of profitability that may be used to measure the Company's ability to service its debt. Operating EBITDA, defined as EBITDA plus stock compensation expense, accounts receivable impairment loss, inventory impairment loss, and asset impairment loss (consisting of fixed assets, indefinite-lived intangible assets and goodwill) may also be used to measure the Company's ability to service its debt.
Pursuant to the First Amendment to its Credit Agreement (the "Amended Credit Agreement"), the Company was required to maintain a minimum trailing twelve month ("TTM") Adjusted EBITDA (as defined in the Amended Credit Agreement) during each quarter through the first quarter of Fiscal 2019. The Adjusted EBITDA definition in the Amended Credit Agreement incorporates Operating EBITDA and adds back ERP implementation costs, restructuring expenses and certain other charges.
A reconciliation of Net income (loss) to EBITDA, Operating EBITDA, and Adjusted EBITDA is presented below:

In millions and may not foot due to rounding	4Q18	3Q18	4Q18 TTM	4Q17 TTM
Net income (loss)	$(51.0)	$(27.9)	$(100.1)	$(7.1)
Provision (benefit) for income taxes	31.7	18.1	47.8	1.8
Interest expense, net	2.1	1.7	6.9	4.4
Intangibles amortization	1.6	1.6	7.5	9.3
Depreciation	2.2	2.5	9.5	9.4
EBITDA	$(13.4)	$(4.0)	$(28.5)	$17.8
Stock compensation expense	0.1	0.1	3.5	4.6
Accounts receivable impairment loss	—	—	—	0.3
Inventory impairment loss	—	—	—	9.1
Asset impairment loss	9.7	—	11.2	0.5
Operating EBITDA	$(3.6)	$(3.8)	$(13.8)	$32.4
ERP implementation costs	2.0	4.4	12.8	1.6
Restructuring expense	0.1	1.0	5.6	4.7
Other charges	1.4	1.0	3.5	2.2
Adjusted EBITDA	$0.0	$2.6	$8.1	$40.9
On June 29, 2018, Black Box Corporation (the “Company”) and certain direct and indirect wholly-owned subsidiaries of the Company (collectively, the “Guarantors” and together with the Company, the “Loan Parties”) entered into a Second Amendment with PNC Bank, National Association, as administrative agent (the “Agent”), and certain other lenders party thereto (together with the Agent, the “Lenders”) to amend the Credit Agreement entered into among the Loan Parties, the Agent and the Lenders on May 9, 2016 (as amended by the Amendment and Joinder Agreement, dated August 9, 2017, the “Amended Credit Agreement,” and as further amended by the Second Amendment, the “Second Amended Credit Agreement” or the “Second Amendment”), as defined in the Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed contemporaneously with this Form 8-K. The Second Amendment establishes a new “last in first out” senior revolving credit facility in an amount not to exceed $10 million (the "LIFO Facility"). The Company entered into the Second Amendment to waive and modify certain covenants, including the Adjusted EBITDA covenant as defined in the Amended Credit Agreement above, and other provisions contained in the Amended Credit Agreement and to fund its ongoing operations with the LIFO Facility.

The Second Amendment, among other things, revises the Company’s covenants under the Amended Credit Agreement to, among other things, (i) suspend the leverage ratio and fixed charge coverage ratio covenants until December 15, 2018; and (ii) modify the minimum consolidated EBITDA ("Amended Adjusted EBITDA") covenant to require that the Company’s minimum

                                    Exhibit 99.1

consolidated EBITDA for the three fiscal month period ending on the close of each fiscal month equal or exceed (i) ($3.0 million) for the fiscal months ending June 30, 2018, July 31, 2018 and August 31, 2018, and (ii) ($3.5 million) for the fiscal months ending September 30, 2018 and thereafter. The Amended Adjusted EBITDA definition in the Second Amended Credit Agreement incorporates Operating EBITDA and adds back certain other charges but does not add back ERP implementation costs or restructuring charges.

                                    Exhibit 99.1

Segment Information
Management is presented with and reviews Revenues, Gross profit, Operating income (loss) and Adjusted operating income by segment. Management believes that Adjusted operating income, defined by the Company as Operating income (loss) plus adjustments, provides investors additional important information to enable them to assess, in the way Management assesses, the Company's current and future operations. Adjustments include intangibles amortization and asset impairment charges, each of which are non-cash charges, and restructuring expense and gains/losses on sales of facilities, each of which are cash charges.
A reconciliation of Operating income (loss) to Adjusted operating income (by segment) is presented below:

	4Q18		3Q18		4Q17		FY18		FY17
In millions and may not foot due to rounding	$	% of Rev	$	% of Rev	$	% of Rev	$	% of Rev	$	% of Rev
Revenues
North America Products	$16.0		$15.5		$16.9		$68.6		$73.7
International Products	16.9		18.9		19.7		68.8		81.2
Products	$32.9		$34.4		$36.7		$137.4		$154.9
North America Services	$149.6		$150.4		$163.9		$601.1		$672.0
International Services	11.5		10.1		7.5		36.2		28.8
Services	$161.1		$160.5		$171.4		$637.3		$700.8
Total	$194.0		$194.9		$208.1		$774.6		$855.7
Gross profit
North America Products	$7.0	44.0%	$6.5	42.0%	$7.9	46.5%	$30.5	44.4%	$31.2	42.3%
International Products	7.5	44.4%	6.8	35.9%	7.8	39.5%	27.3	39.7%	32.5	40.0%
Products	$14.5	44.2%	$13.3	38.7%	$15.7	42.7%	$57.8	42.1%	$63.7	41.1%
North America Services	$36.2	24.2%	$37.1	24.7%	$41.1	25.1%	$149.3	24.8%	$173.1	25.8%
International Services	2.3	19.9%	2.3	22.5%	1.6	21.3%	7.7	21.2%	6.2	21.5%
Services	$38.4	23.9%	$39.4	24.5%	$42.7	24.9%	$157.0	24.6%	$179.3	25.6%
Total	$53.0	27.3%	$52.7	27.0%	$58.4	28.1%	$214.8	27.7%	$243.0	28.4%
Operating income (loss)
North America Products	$(0.5)	(3.0)%	$(0.9)	(5.6)%	$1.7	9.8%	$(1.0)	(1.4)%	$2.2	3.0%
International Products	(1.3)	(7.8)%	(1.8)	(9.5)%	(1.5)	(7.5)%	(7.2)	(10.5)%	(0.9)	(1.1)%
Products	$(1.8)	(5.4)%	$(2.7)	(7.7)%	$0.2	0.4%	$(8.2)	(5.9)%	$1.2	0.8%
North America Services	$(15.7)	(10.5)%	$(5.8)	(3.9)%	$(0.7)	(0.4)%	$(36.0)	(6.0)%	$(3.9)	(0.6)%
International Services	0.3	3.0%	0.6	5.8%	0.3	3.8%	(1.1)	(3.0)%	1.3	4.6%
Services	$(15.3)	(9.5)%	$(5.2)	(3.3)%	$(0.4)	(0.2)%	$(37.1)	(5.8)%	$(2.6)	(0.4)%
Total	$(17.1)	(8.8)%	$(7.9)	(4.0)%	$(0.3)	(0.1)%	$(45.3)	(5.8)%	$(1.3)	(0.2)%
Adjustments
North America Products	$0.3		$0.2		$0.4		$1.1		$3.6
International Products	(0.3)		0.1		0.1		0.7		1.4
Products	$—		$0.3		$0.5		$1.8		$5.0
North America Services	$10.5		$2.5		$2.3		$20.5		$18.1
International Services	(0.5)		(0.2)		—		0.5		—
Services	$10.1		$2.3		$2.3		$21.1		$18.1
Total	$10.1		$2.6		$2.9		$22.9		$23.1
Adjusted operating income
North America Products	$(0.2)	(1.3)%	$(0.7)	(4.5)%	$2.1	12.2%	$0.1	0.2%	$5.8	7.9%
International Products	(1.6)	(9.5)%	(1.7)	(8.8)%	(1.4)	(6.8)%	(6.5)	(9.4)%	0.5	0.6%
Products	$(1.8)	(5.5)%	$(2.4)	(6.9)%	$0.7	1.9%	$(6.4)	(4.6)%	$6.3	4.0%
North America Services	$(5.1)	(3.4)%	$(3.3)	(2.2)%	$1.6	1.0%	$(15.5)	(2.6)%	$14.2	2.1%
International Services	(0.1)	(1.0)%	0.4	3.8%	0.3	3.8%	(0.5)	(1.5)%	1.4	4.7%
Services	$(5.3)	(3.3)%	$(2.9)	(1.8)%	$1.9	1.1%	$(16.0)	(2.5)%	$15.5	2.2%
Total	$(7.1)	(3.6)%	$(5.3)	(2.7)%	$2.6	1.3%	$(22.4)	(2.9)%	$21.8	2.5%

                                    Exhibit 99.1

Free Cash Flow

Management believes that free cash flow, defined by the Company as Net cash provided by (used for) operating activities less net capital expenditures, plus or minus Foreign currency exchange impact on cash, plus Proceeds from stock option exercises, is an important measurement of liquidity as it represents the total cash available to the Company.
A reconciliation of Net cash provided by (used for) operating activities to free cash flow is presented below:

In millions and may not foot due to rounding	4Q18	3Q18	4Q17	FY18	FY17
Net cash provided by (used for) operating activities	$(3.5)	$(27.5)	$15.2	$(46.6)	$39.9
Net capital expenditures	0.8	(0.9)	(0.9)	(2.8)	(3.5)
Foreign currency exchange impact on cash	(0.1)	1.5	—	2.1	(0.2)
Free cash flow before stock option exercises	$(2.7)	$(26.9)	$14.3	$(47.3)	$36.2
Proceeds from the exercise of stock options	—	—	—	—	—
Free cash flow	$(2.7)	$(26.9)	$14.3	$(47.3)	$36.2
Significant Balance Sheet Ratios and Other Information
Information on certain balance sheet ratios, backlog and headcount is presented below:

Dollars in millions	4Q18	3Q18	4Q17
Days sales outstanding	48 days	53 days	46 days
Aggregate days sales outstanding	86 days	90 days	72 days
Inventory turns	34.4x	25.6x	23.9x
Six-month order backlog	$179.8	$164.8	$153.2
Total backlog	$351.0	$344.5	$306.6
Headcount	3,264	3,339	3,488
Net debt*	$124.8	$124.4	$75.5
* Net debt is defined by the Company as Debt less Cash and cash equivalents.